Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS FIRST QUARTER 2026 RESULTS

First Quarter 2026 total revenue increased 4.6% and comparable store sales excluding fuel increased 1.2%

Sunbury, PA (May 6, 2026) – Weis Markets, Inc. (NYSE: WMK) (“Weis Markets”, or the “Company”) today reported its financial results for the 13-week first quarter ended March 28, 2026.

“We continue to invest in a broader promotional offering and an enhanced loyalty marketing program to deliver greater value for our customers, while our facility and technology investments are helping us lower costs, manage expenses, and elevate the customer experience,” said Weis Markets, Inc. Chairman, President, and CEO Jonathan H. Weis. “Together, these efforts contributed to higher comparable sales and income in the first quarter. We are grateful to our associates, whose hard work makes these solid results possible,” said Mr. Weis.

First Quarter 2026 Results

Total revenue was $1.26 billion for the 13-week first quarter ended March 28, 2026, compared to $1.20 billion for the same period in 2025, a 4.6% increase. Pharmacy revenue growth was unfavorably impacted by approximately $7.48 million due to pricing headwinds associated with the Inflation Reduction Act Medicare maximum fair price (MFP) provisions that became effective January 1, 2026 on ten drugs. First quarter comparable store sales excluding fuel increased 1.2% on an individual year-over-year basis and increased 2.2% on a two-year stacked basis.

The Company’s first quarter net income was $27.85 million compared to $19.55 million in 2025, a 42.5% increase. Adjusted for the weighted-average shares outstanding for the applicable reporting period, first quarter earnings per share were $1.13 compared to $0.73 per share for the same period in 2025.

Annual Meeting of Shareholders

Weis Markets, Inc. held its Annual Meeting of Shareholders in Sunbury, Pennsylvania, on April 30, 2026. At the meeting, Chairman, President, and CEO Jonathan H. Weis reviewed the Company’s results and growth, highlighting record investments in its long term capital expenditure program designed to create opportunities for associates and enhance shareholder value.

“In 2025, we delivered 17 large projects, including five new stores, seven major remodels, and five fuel centers,” said Mr. Weis. “In addition, we completed more than 1,000 smaller store and facility projects, including new energy efficient HVAC systems, refrigerated cases, and front end upgrades. These investments help us operate more efficiently and promote a superior customer shopping experience.”

Quarterly Cash Dividend

The Weis Markets, Inc. Board of Directors declared on April 30, 2026, a quarterly cash dividend of $0.34 per share to shareholders of record as of May 11, 2026, payable on May 26, 2026.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer currently operating 201 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; tariffs and trade policies; business conditions and trends in the retail industry; the regulatory environment; rapidly changing technology, including cybersecurity and data privacy risks, and competitive factors, including increased competition with regional and national retailers; price pressures; further expenditures related to restatement of our financial statements; and the results of any shareholder actions associated with the restatements referenced in Note 12 on the Company’s Annual Report on Form 10-K filed for the fiscal year ended December 27, 2025. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect Management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because Management believes this metric is useful to investors and analysts. It is not recommended that the two-year stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

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WEIS MARKETS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

First Quarter – 2026

(Unaudited)

	13 Weeks Ended
(amounts in thousands, except shares and per share amounts)	March 28, 2026	March 29, 2025
Net sales	$1,251,718	$1,196,805
Other revenue	4,194	3,971
Total revenue	1,255,912	1,200,776
Cost of sales, including advertising, warehousing and distribution expenses	925,665	902,538
Gross profit on sales	330,247	298,238
Operating, general and administrative expenses	294,545	276,466
Income from operations	35,702	21,772
Investment income (loss) and interest expense	462	4,411
Other income (expense)	1,212	357
Income before provision for income taxes	37,376	26,540
Provision for income taxes	9,523	6,991
Net income	$27,853	$19,549

Weighted-average shares outstanding, basic and diluted	24,744,597	26,898,443
Cash dividends per share	$0.34	$0.34
Basic and diluted earnings per share	$1.13	$0.73

WEIS MARKETS, INC.

TWO-YEAR STACKED COMPARABLE STORE SALES

First Quarter – 2026

(Unaudited)

	Percentage Change
	13 Weeks Ended
March 28, 2026	2026 vs. 2025	2025 vs. 2024
Comparable store sales, excluding fuel (individual year)	1.2%	1.0%
Comparable store sales, excluding fuel (two-year stacked)	2.2
Comparable store sales (individual year)	2.1	0.9%
Comparable store sales (two-year stacked)	3.0